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                                                                      Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Statement of Additional Information which is part of this Registration Statement of Northern Funds on Form N-14 under the Securities Act of 1933, of our report dated May 12, 2006 relating to the financial statements and financial highlights of Northern Florida Intermediate Tax-Exempt Fund and Northern Intermediate Tax-Exempt Fund appearing in the Annual Report to Shareholder of Northern Fixed Income Funds for the year ended March 31, 2006, and to the reference to us under the heading "Financial Highlights" included in the Proxy Statement/Prospectus, which is also part of such Registration Statement. We also consent to the reference to us under the heading "Experts" included in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
August 30, 2006